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Exhibit 21


Subsidiary Name and Trade Name              Jurisdiction of Incorporation
------------------------------              ------------------------------

Global Hybrid Corp.                                  Nevada

R-Electric Car Co.                                   Nevada

Solium Power Corp.                                   Nevada

WhistlerTel, Inc.                                    Nevada